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EXHIBIT 99.6(a)

Consent of Deloitte & Touche LLP

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                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]


INDEPENDENT AUDITORS' CONSENT



Pacific Mutual Life Insurance Company:

We hereby consent to the use in Post-Effective Amendment No. 12 to Registration Statement No. 33-21754 of Pacific Select Exec on Form S-6 of our reports dated February 14, 1997 related to the financial statements of Pacific Select Exec Separate Account of Pacific Mutual Life Insurance Company as of December 31, 1996 and for the two years then ended and February 22, 1997 related to the Consolidated financial statements of Pacific Mutual Life Insurance Company as of December 31, 1996 and 1995 and for the three years ended December 31, 1996 appearing in such Registration Statement.

We also consent to the references to us under the headings "Independent Auditors" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
April, 1997